RESTRICTED STOCK PURCHASE AGREEMENT


     This Agreement is entered into as of June 25, 1998 between FEI Company, an Oregon corporation ("FEI"), and Vahe' Sarkissian (the "Recipient").

     FEI has granted to the Recipient the right to purchase 150,620 shares (the "Purchase Shares") pursuant to paragraph 8 of FEI's 1995 Stock Incentive Plan, as amended, and the Recipient desires to acquire the Purchased Shares subject to the terms and conditions of this agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Purchase of Shares; Payment of Purchase Price. Subject to the terms and conditions of this Agreement, FEI hereby sells to the Recipient and the Recipient hereby purchases the Purchase Shares at a price of $7-13/32 per share or, in the aggregate, $1,115,530. Payment for the Purchase Shares shall be made in the form of a promissory note (the "Note") in the form attached hereto as Exhibit A, in the principal amount of $1,115,530. Interest shall accrue at 5.58% per annum, compounded annually and payable at maturity.

     2. Repurchase Restriction. If the Recipient ceases at any time to be employed by FEI voluntarily or for cause, FEI will have the option to repurchase any unvested Purchase Shares at such time at the price paid by the Recipient. The option shall be exercised by written notice from FEI received by the Recipient not later than thirty days after the last day of employment of the Recipient by FEI. FEI will have the right to offset the repurchase payment against amounts outstanding under the loan referred to in Section 1 above. Nothing contained in this Agreement shall confer upon the Recipient any right to be employed by FEI or to continue to provide services to FEI or to interfere in any way with the right of FEI to terminate the Recipient's services at any time for any reason, with or without cause.

     3. Resale Option. If the Recipient's employment with FEI is terminated involuntarily without cause, the Recipient will have the option to cause FEI to repurchase all of the Purchase Shares that are unvested at the time of termination at a price equal to his cost plus interest owed on the portion of the loan attributable to such repurchased shares, calculated at the same rate and on the same basis as the interest payable under the Note. This option shall be exercised by written notice from the Recipient to FEI received by FEI not later than thirty days after the last day of employment of the Recipient by FEI.

     4. Vesting of Purchase Shares. Except as described in the following sentence, the Purchase Shares shall vest on the following dates for the percentages specified below of the total number of shares being purchased by the
Recipient:

         on June 25, 1998                            20%
         on June 25, 1999                            20%
         on June 25, 2000                            20%
         on June 25, 2001                            20%
         on June 25, 2002                            20%.

If the Recipient's employment is terminated involuntarily without cause before May 15, 2001, the Purchase Shares shall be credited with an additional 20% vesting, effective as of the date of termination.

     5. Restriction on Transfer. The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Purchase Shares, or any right or interest in unvested Purchase Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Purchase Shares, or any right or interest in unvested Purchase Shares, in violation of this Section 5 shall be null and void.

     6. Stock Certificate. Upon the execution and delivery of this Agreement and the Note, the award of the Purchase Shares shall be completed and the Recipient shall be the owner of the Purchase Shares with all voting and other rights of a shareholder, except as limited by this Agreement. To secure the rights of FEI under Section 2, FEI will retain the certificate or certificates representing the unvested Purchase Shares. Upon any repurchase of Purchase Shares covered by this Agreement, FEI shall have the right to cancel such Purchase Shares without any further action by the Recipient. After Purchase Shares have vested and any required withholding has been paid to FEI in connection with such vesting, FEI shall deliver a certificate for the vested Purchase Shares to the Recipient.

     7. Additional FEI Shares. If, prior to vesting of Purchase Shares, the outstanding FEI Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of FEI Common Stock which are issued in respect of the Purchase Shares to the same extent as such restrictions and other provisions apply to the Purchase Shares.

     8. Restrictive Legends. Stock certificates for shares issued under this Agreement may bear the following legends:

     The shares represented by this certificate are subject to a Restricted Stock Purchase Agreement between the registered owner and FEI Company which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of FEI Company.

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
     9. Miscellaneous.

          9.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between FEI and the Recipient.

          9.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to FEI, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of The Recipient in FEI's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

          9.3 Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by FEI's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

          9.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          9.5 Applicable Law; Attorneys' Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

          9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       FEI COMPANY



                                       By /s/
                                          --------------------------------------

                                       RECIPIENT


                                       /s/
                                       -----------------------------------------

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
                                                                       EXHIBIT A
                                                                    FORM OF NOTE

$1,115,530.00                                                      June 25, 1998
                                                               Hillsboro, Oregon


                 NON-NEGOTIABLE PROMISSORY NOTE (STOCK PURCHASE)


          FOR VALUE RECEIVED, Vahe' Sarkissian ("Maker") hereby promises to pay to FEI Company, an Oregon corporation ("FEI"), at FEI's principal office,
Attention: Chief Financial Officer, or at such other place as FEI may designate in writing from time to time, the principal sum of One Million One Hundred Fifteen Thousand Five Hundred and Thirty Dollars ($1,115,530.00), plus accrued and unpaid interest thereon, in lawful money of the United States of America.

1. Interest. Interest shall accrue on the unpaid principal balance outstanding hereunder at the rate of five and 58/100 percent (5.58%) per annum. Interest shall be compounded annually and shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual number of days elapsed.

2. Maturity. The principal amount of this note, together with all accrued and unpaid interest thereon, shall be due and payable on June 24, 2002.

3. Prepayment. Maker may prepay all or any portion of this Note at any time without penalty. Any such prepayment shall be applied first to pay interest accrued to the date of prepayment and second to reduce the principal balance hereof.

4. Costs of Collection. Maker agrees to pay any and all costs, including without limitation attorneys' fees, costs and expenses (in addition to any statutory costs) at trial, or on any appellate review, incurred by FEI in enforcing this Note and collecting sums due hereunder.

5. Waiver of Suretyship Defenses. The undersigned and all persons liable or to become liable on this Note waive presentment, protest and demand and notice of protest, demand, dishonor or nonpayment of this Note.

6. Waiver Only in Writing. FEI shall not be deemed, by any act or failure to act, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by FEI, and then only to the extent specifically set forth in writing.

7. Usury. It is the specific intent of the Maker and FEI that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.

8. Governing Law. This Note shall be construed in accordance with the laws of the State of Oregon, regardless of choice of law rules applicable in such state.


                                       MAKER:



                                       -----------------------------------------
                                       Vahe' Sarkissian

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